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                                                                   EXHIBIT 10.2


                      MANUFACTURING AND SUPPLY AGREEMENT


     This Agreement, dated as of November 29, 1994, is by and between Ciba Composites Anaheim, a business unit of Ciba Composites, a Division of Ciba-Geigy Corporation, a corporation organized under the laws of the State of New York, with offices at 5115 East La Palma Avenue, Anaheim, California 92807-2018 ("Ciba") and Engelhard/ICC, a general partnership formed under the laws of the Commonwealth of Pennsylvania, with offices at 441 North Fifth Street, Philadelphia, Pennsylvania 19123 ("Manufacturer").

                                  WITNESSETH

     WHEREAS, Ciba and Manufacturer are parties to the Asset Purchase Agreement and various ancillary agreements dated as of the date hereof, relating, among other things, to the acquisition by Manufacturer of certain assets associated with the operation of Ciba's honeycomb core production plant located in Miami, Florida and Ciba's licensing of certain honeycomb technology to Manufacturer (hereinafter collectively referred to as the "Asset Purchase Agreement"); and

     WHEREAS, in connection with the transactions in the Asset Purchase Agreement Ciba is unable to obtain a source for its Product requirements and wishes to have Manufacturer supply Ciba with its Product requirements until such time as Ciba can complete the qualification of a facility to produce Product and have such facility fully operational;

     WHEREAS, Ciba further wishes to have Manufacturer conduct developmental production trials at the Facility; and

     WHEREAS, Manufacturer wishes to manufacture Product and to conduct certain developmental production trials for Ciba subject to the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties agree as follows:

1. Definitions. Where used in this Agreement and identified with initial capital letters, the following items have the meanings set forth below:

     a. "Agreement" means this Agreement between Ciba and Manufacturer, including the exhibits attached hereto and made a part hereof.

     b. "Asset Purchase Agreement" means the agreement for the purchase and sale of certain assets of Ciba's manufacturing facility located at 3550 N.W. 49th Street, Miami, Florida, made as
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of the date hereof, and the License Agreement, Technical Assistance Agreement
and Operational Services Agreement entered into simultaneously thereof.

     c. "Contract Year" means a twelve (12) month period beginning on the Closing Date or any anniversary thereof during the term of this Agreement.

     d. "Closing Date" means the date on which the transactions contemplated in the Asset Purchase Agreement close.

     e. "Ciba Supplied Materials" or Supplied Materials means those materials which are authorized to be purchased by the Manufacturer from a Designated Supplier under an established Ciba Supply Agreement and/or Ciba Purchase Order. A list of Ciba Supplied Materials as set forth in Exhibit 1e and f.

     f. "Designated Suppliers" means those suppliers qualified to provide Ciba Supplied Materials to manufacture the Products, as set forth in Exhibit 1e and f.

     g. "Dispose or disposal" means any discharge, deposit, injection, dumping, spilling, leaking, or placing of any Waste into or on any land or water and the arrangement of any of the foregoing, and shall include any storage, pretreatment, treatment (including incineration), any other actual disposal, use, sale, sampling or other transfer or application of Waste of any kind or nature whatsoever.

     h. "Facility" means the manufacturing plant located at 3550 N.W. 49th Street, Miami, Florida.

     i. "Facility Capacity" means the production capacity of the Facility when operated five (5) days a week on a twenty-four (24) hour per day basis.

     j. "Hazardous Waste" means (a) any material or substance defined as or containing materials defined as a "hazardous substance" or "hazardous waste" pursuant to Laws and Regulations including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and any similar successor or supplementary legislation, and the regulations promulgated thereunder or (b) any material or substance that is radioactive.

     k. "Honeycomb Core" means a manufactured product made from aramid paper paper, resin impregnated glass fabric, or any other substrate which is formed into cells usually of a hexagonal shape, or other shapes as configured.


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     l.   "laws and Regulation" means all applicable federal, state, territorial and local and foreign laws, regulations, orders, ordinances, and rules.

     m. "Permits" means all licenses, permits and similar authorizations required for the manufacture, processing, packaging, sale and delivery of the Products and the conduct of Manufacturer's business.

     n. "Product(s)" means the Honeycomb Core products described in The Specifications/Qualified Product List in Exhibit 1n. Ciba shall be able to add new products that are substantially similar to Products to Exhibit 1n from time to time. The parties agree that the Manufacturing Fee for any such new products shall be computed in accordance with Exhibits 4.5 and 5.1. Without prejudice to Ciba's rights, if Manufacturer chronically fails to deliver any Product within the time specified in this Agreement, and shows no progress toward cure, Ciba shall be able to delete such Product from the scope of this Agreement, to the extent Ciba is negatively impacted by this chronic failure or deletion of Product, Ciba shall be entitled to recover from the Manufacturer the direct damages suffered by Ciba. For the purposes of this provision, the parties agree lost profits shall be considered a direct damage.


     o. "Waste" means all materials that are produced or generated in connection with the manufacturer of any Product or reworked Product sold to Ciba, including but not limited to materials that are Hazardous Waste (as hereinafter defined), co-product, by-product, Product that fails to conform to the specifications, wastewaters, residues, wastes, bottoms and other remainders and materials, packaging of components of any Product, and components of any Product that are not used in the manufacture of any Product.


2. Term. The term of this Agreement shall commence on the Closing Date of the Asset Purchase Agreement and shall continue for a period of five (5) years (the "Term"); provided, however, that Ciba shall have the option to terminate this Agreement on the giving of six (6) months written notice, which notice can be given at any time after eighteen (18) months from the Closing Date.

3.   Quantity.

     3.1 Minimum Quantities. During each Contract Year, Ciba shall purchase from Manufacturer its requirements for Products or products substantially similar to Products for its internal use or sale in Mexico, Canada and the United States in the minimum percentages set forth in Exhibit 3.1. For the purpose of computing requirements hereunder, new products not added pursuant to 1n above on the basis that they were not substantially similar to Products, shall not be considered.


















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     3.2  Available Facility Capacity.  During each Contract Year,
Manufacturer shall make available to Ciba the percentages of the Facility Capacity set forth in Exhibit 3.2 ("Ciba's Share"). Notwithstanding this availability, Ciba shall be responsible only for ordering the minimum quantities set forth in Section 3.1.

Beginning two months prior to the second anniversary of the Closing Date, Ciba shall use its reasonable efforts to give Manufacturer two (2) months written notice of any projected decrease in its need to utilize Ciba's Share for a month for which such notice was given. During the first Contract Year, Ciba shall not be allowed to require Manufacturer to produce for Ciba, in any calendar month, Products requiring more than 1/12 of Ciba's Share. During each subsequent Contract Year, Ciba shall not be allowed to require Manufacturer to produce for Ciba, in any calendar month, Products requiring more than 1/12 of 110% of Ciba's Share. For periods of less than a calendar month, these determinations will be made on a pro rata basis.

     3.3 Conflict. In the event Ciba's requirements in Section 3.1 exceed Ciba's share and Manufacturer fails to accommodate Ciba's requirements three times in any 6 month period, upon Ciba's written request, Manufacturer shall have the option, exercisable upon five (5) working days written notice, of dedicating other existing capacity, or committing to provide Ciba with a plan, reasonably acceptable to Ciba, to add new capacity to meet Ciba's requirements, each at no additional cost to Ciba over the existing fees set out in Exhibit 4.5. If Manufacturer fails to exercise this option, Ciba can either elect to add additional capacity at the Facility, at Ciba's sole cost and expense or be released from its obligation to order that portion of the minimum quantities which exceed Ciba's Share for the following 12 month period.

     3.4 Lead Time and Minimum Order Quantities. Lead times and minimum order quantities shall be as set forth in Exhibit 3.4 as such Exhibit may be amended by mutual consent of the parties. The parties shall work together in good faith to resolve any problems associated with the implementation of this Exhibit.

     3.5 Damages. In the event Ciba fails to order the minimum quantities set forth in Section 3.1, as it may be amended by Section 3.3 herein, or Manufacturer fails to make available to Ciba Ciba's Share, the party negatively impacted by such failure shall use diligent efforts to mitigate the damages. To the extent either party is negatively impacted by the failure of the other party, the damaged party shall be entitled to recover from the other party the direct damages suffered by it. For the purposes of this provision, the parties agree lost profits shall be considered a direct damage.




















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4.   Manufacture of Product.

     4.1 Manufacturing Services. Manufacturer agrees to manufacture Product(s) in conformance with the specifications set forth in Exhibit 1n ("Conforming Product"), utilizing, in part, Ciba Supplied Materials and Designated Suppliers, as set forth in Exhibit 1e and f. Notwithstanding anything in this Agreement to the contrary, in no event shall Manufacturer be responsible and/or liable for defects in Products to the extent such defect is the result of Supplied Materials defective at the time of receipt.

THE FOREGOING EXPRESS WARRANTY IS IN LIEU OF ANY AND ALL OTHER WARRANTIES ARISING BY LAW AND/OR CUSTOM, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     4.2 Quantities of Supplied Materials. During the Term, Ciba will make available Supplied Materials from its Designated Supplier. Manufacturer is responsible for placing orders for Supplied Materials in such quantities and for delivery at such times as Manufacturer deems necessary to meet its requirements pursuant to Section 6. Ciba will be responsible for payment for the Supplied Materials supplied by Designated Suppliers. Manufacturer shall use Supplied Materials only for the manufacture of Products supplied under this Agreement.

     4.3 Inventory. Manufacturer will conduct a physical inventory of Supplied Materials during the fourth quarter of each calendar year and at the termination of this Agreement. Manufacturer shall reimburse Ciba for any inventory shortages, adjusted for any differences that Manufacturer can demonstrate to Ciba's satisfaction is traceable to reporting differences that were reflected and credited to Ciba as favorable material usage variances in accordance with the provisions of Section 5.2.

     4.4 R600 Consumption. Manufacturer shall report consumption of R600 used in production of Manufacturer's product on a monthly basis (showing calculation of consumption in gallons). This report will be accompanied by a credit memo to Ciba at Ciba's average selling price per gallon.

     4.5 Other Materials and Inputs. Manufacturer shall be responsible, at its sole cost and expense, for providing all materials (except Supplied Materials), labor, disposal activities and other inputs necessary to produce the Product ordered by Ciba pursuant to this Agreement. Manufacturer agrees that the sole compensation due to Manufacturer for supplying the Products is the manufacturing fee provided in Exhibit 4.5.

     4.6 Developmental Production Trials. At Ciba's option, Manufacturer will conduct production trials for Ciba on Honeycomb Core which is not Product. Such trials shall be produced in

















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accordance with the terms of the Agreement, and quantities so produced shall be included in calculating the Products ordered by Ciba for the purpose of meeting its minimum ordering obligations hereunder. Facility Capacity used therefor shall be charged against Ciba's Share. The manufacturing fees set forth in Section 7.1 shall be applicable to, and paid by Ciba to Manufacturer for, any and all products produced during such production trials.

5.   Consumption Issues

     5.1 Optimum Yield Ratios. Manufacturer shall manufacturer Product in accordance with yields included in the 1995 Ciba budgeted standard product costs, attached hereto as Exhibit 5.1. Any changes to the standard products costs by Manufacturer must be preapproved in writing by Ciba.

     5.2 Material Usage Variances. The Manufacturer shall credit Ciba for favorable material usage variances to a maximum of two percent (2%) of standard material costs. Manufacturer shall charge Ciba with unfavorable variances up to a maximum of two percent (2%) of standard material costs. Variances, whether favorable or unfavorable, in excess of two (2) percent shall be credited or charged to Manufacturer, as the case may be.

          Manufacturer shall report to Ciba on a monthly basis, material usage variances by Product. Such variances shall be reported to Ciba within three
(3) days after the end of each monthly accounting period and credited or charged to Ciba within thirty (30) days after the end of each monthly accounting period.

6. Inventory Control. The parties recognize sound inventory management is an important aspect of Manufacturer's performance under this Agreement. Manufacturer agrees to utilize Ciba's existing inventory management system. Manufacturer agrees to prepare and submit to Ciba, no later than three (3) months before the expiration of the Operation Services Agreement, an inventory management system suitable for the negotiation of inventory targets for the Supplied Materials to be met during the then remaining Term of this Agreement. Such system shall be agreeable to both parties.

     Manufacturer will maintain a safety stock of Supplied Materials as set forth in Exhibit 6. The parties will communicate on an ongoing basis as to amended stock levels based on Ciba's needs and the pricing and availability of supplies of Supplied Materials. If inventories exceed 2.8 months coverage, as that level may be changed by agreement of the parties in writing, based on the average monthly cost of goods to be shipped over the next three (3) months, in any month, or any future month, Manufacturer will pay Ciba an excess inventory charge calculated as follows: The value of inventory, in excess of 2.8 months coverage, times the Prime Rate, divided by twelve (12). The Prime Rate shall be the


















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prime rate as published in the Wall Street Journal, as of the last business day of the month for the inclusion of excess inventory.

7.   Manufacturing Fees: Additional Costs: Disposal Costs:
     Invoicing:  Payment.

     7.1 Manufacturing Fees. Ciba shall pay to the Manufacturer, for Products produced and supplied to Ciba during the Term, a fixed price based on the 1995 full absorption Product costs based on the applicable rate set forth in Exhibit 4.5. The labor escalation clause for the Term is set forth in
Exhibit 7.1.

          7.1.1 The first billing of Manufacturing Costs (material, labor and overhead) shall be adjusted to give Ciba a credit for these costs in Work In Process Inventory as at the Closing Date. The Cost value of E204 Nomex Paper (item number 0109) as at the Closing Date will be paid to Ciba. Finished Goods and Work In Process Inventory of Engelhard/ICC products (material, labor, and overheads) as at the Closing Date will be paid to Ciba. The process for determining the number of each of the units of the foregoing items shall be to have a joint physical inventory conducted by the parties within five (5) working days of the Closing Date. The cost of each unit shall be the cost as determined in accordance with Exhibit 5.1 or the open order report currently used by Ciba, as appropriate. Ciba shall provide a full summary of these calculations to Manufacturer, and the amounts due Ciba shall be deducted from Manufacturer's first invoice to Ciba.

     7.2 Certain Disposal and Return Costs. Manufacturer shall be responsible for the cost of Waste disposal. In the event that Waste arises solely from Ciba developmental activities, Ciba shall be responsible for the cost of Waste disposal.

     7.3 Governmental Regulations. Prior to making any investments to comply with new environmental regulations, Manufacturer shall confer with Ciba as to the appropriateness of any such investment, and shall obtain Ciba's consent to any such investment for which Manufacturer will be allowed to such reimbursement from Ciba pursuant to this provision. Such consent shall not be unreasonably withheld. Any increased capital expenditures for the Facility due to new environmental regulations shall be paid for by the party whose particular processes necessitated the capital expenditure. In the event that both parties processes necessitate any such capital expenditures, the Manufacturer shall pay the cost for such capital expenditure. Ciba shall reimburse Manufacturer for its share of operation and/or maintenance required by capital expenditure paid for by the Manufacturer through the overhead charges paid by Ciba to Manufacturer for the production of Product. Depreciation on capital expenditures paid for by Manufacturer shall be calculated on a straight line basis over a ten (10) year period and reimbursed by Ciba to Manufacturer. Ciba shall have the option

















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at its sole cost and expense, to remove any improvements or equipment for which it has paid hereunder.

     7.4 Invoices. Manufacturer shall invoice Ciba for the Products at the end of every month. Payment will be made by Ciba net thirty (30) days after receipt of invoice. Each invoice shall set forth the quantity of Product shipped, unit price and the applicable manufacturing fee therefor. The original and one copy of all invoices shall be mailed to Ciba to the attention of Controller (Stuart Wolf).

     7.5 Taxes. Ciba shall be liable only for those new taxes imposed on a buyer by operation of law and shall include sales and use taxes. Ciba may require Manufacturer to provide Ciba with documentation reasonably satisfactory to Ciba establishing Ciba's liability for such taxes; provided, however, that Manufacturer shall not be required to provide such documentation in connection with sales or use taxes unless Ciba questions the applicability of such taxes. Ciba's Resale Number is SS OHB 30-607079.

8.   Quality Control Issues.

     8.1 Facility Requirements. Manufacturer will manufacture the Product only at the Facility. Manufacturer agrees to maintain the Facility and quality system in compliance with MIL-I-45208A, Boeing Document D1-9000 and any other current applicable customer specifications, and to operate in compliance therewith at all times. Manufacturer shall not deviate from such procedures without Ciba's prior written approval, Manufacturer is fully responsible for performance of all inspections required to ensure Products comply with Purchase Order and contract requirements, and is further required to maintain documentation of all such inspections for the duration of this Agreement. Manufacturer shall provide copies of such documentation upon request. At the completion of the Term of this Agreement, Manufacturer shall transfer to Ciba all such quality control records.

     8.2 Right of Entry. Ciba's employees shall have full access to the Facility at all reasonable times to satisfy Ciba's needs in furtherance of this Agreement, provided, however, that such access shall not unreasonably interfere with the orderly operation, production and/or maintenance of the Facility; Ciba's production runs under this Agreement for developmental efforts at the Facility shall not constitute an interference with the orderly operation, production and/or maintenance of the Facility. Upon Manufacturer's consent, which shall not be unreasonably withheld, Ciba's customers shall also have access to the Facility, provided, however, the Manufacturer shall have the right to prohibit access to areas pertaining primarily to its own proprietary products.

     8.3 Certification. A certification that Purchase Order requirements and applicable specifications and that records are on

















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file subject to Ciba's examination shall be included on or with the packing sheet accompanying shipments.

     8.4 Nonconforming Materials. When supplies of raw materials, intermediates or finished Products are found not to be in compliance with the specifications applicable to such materials, they shall be identified as nonconforming and segregated from normal production channels. Manufacturer shall initiate and maintain records for each such action to correct the condition. Records shall also reflect the disposition action taken, signatures of authorizing personnel, and evidence of compliance with the disposition. Suitable withholding areas and other necessary controls shall be utilized to preclude the use of nonconforming supplies in the end Product and their unauthorized delivery to Ciba or other designated destinations. Discrepant materials must be put in a locked cage and physically separated from conforming materials. Disposition of nonconforming materials and Products shall be in accordance with Military Specification MIL-STD-1520C and Ciba's instructions. All costs of handling and/or disposing of Ciba Supplied Materials which are defective at the time of receipt shall be paid for by Ciba, and accordingly Ciba shall reimburse Manufacturer for any of such costs which Manufacturer may have incurred.

     8.5 SPC. Manufacturer agrees to utilize Ciba's existing statistical process control plan for dimensions and processes for the Products delivered under this Agreement. Manufacturer agrees not to make any changes to the statistical process control plan without the express written consent of Ciba's Quality Assurance representative, which consent shall not be reasonably withheld.

9.   Inspection.

     9.1 Goods. All goods (which includes raw materials, intermediate products and finished Products) shall be subject to inspection and test by Ciba and its customers to the extent practicable at all times and places including the period of manufacture and in any event prior to final acceptance by Ciba and its customers, but within a reasonable time after receipt by Ciba and its Customers.

     9.2 Products. Products shall be subject to final inspection and acceptance by Ciba at destination, notwithstanding any payment or prior inspection. Ciba may reject any or all of the Products which do not strictly conform to the requirements of the applicable Purchase Order. Ciba shall by notice, rejection tag or other communication notify Manufacturer of such rejection. At Manufacturer's risk and expense, all such Products will be returned to Manufacturer for prompt replacement or other correction and redelivery to Ciba; provided, however, that with respect to any or all such Products and at Ciba's election and at Manufacturer's risk, Ciba may: (a) hold, retain or return such Products without

















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permitting any replacement or other correction by Manufacturer; (b) Hold or retain such Products until conforming replacements are obtained from a third party; or (c) return such Products with instructions to Manufacturer as to whether the Products shall be replaced and as to the manner of redelivery.
All replacement and other corrections and redelivery shall be completed within such time as Ciba may reasonably require. All costs and expenses, and any other damages incurred as a result of or in connection with nonconformance and replacement or other correction may be recovered from Manufacturer by an equitable price reduction, set-off or credit against any amounts that may be owed to Ciba under this Agreement. If it is determined that Products rejected by Ciba were in strict conformance to the requirements of the applicable Purchase Order, Manufacturer shall not be liable for any of the foregoing costs, and Ciba shall reimburse Manufacturer for any excess costs incurred by Manufacturer thereby. With respect to Sales Agreements entered into by Ciba after the Closing Date, unless otherwise agreed by the parties in writing, the costs and expenses to be borne hereunder by Manufacturer shall be limited to repair, replacement and freight expenses, or if required, premium freight expenses.

     Final acceptance or rejection of the Products shall be made within ninety
(90) days following receipt of Product. Ciba may revoke its acceptance of any Product and have the same rights with regard to the Product involved as if it had originally rejected them.

10. Process. Manufacturer shall manufacture Products exclusively by use of Ciba's manufacturing process, techNology, and know-how (the "Process") applicable to the Product. The Process is described in Exhibit 10 (Index to Standard Manufacturing Procedures) and hereby incorporated by this reference. Manufacturer shall not change the Process without the express prior written consent of an authorized Ciba quality representative. Ciba hereby licenses Manufacturer to use the Process only for the purpose of meeting its obligations pursuant to this Agreement.

11. Forecasting. Every quarter during each Contract Year hereof, Ciba shall give Manufacturer a forecast of its requirements for the following four (4) contract quarters. Ciba and Manufacturer agree that any forecast (i) is for Ciba's administrative purposes only, and (ii) does not constitute either an upper or lower limit on Ciba's obligation to purchase from Manufacturer.

12.  Purchase Orders.

     12.1 Standard Forms. The parties recognize that during the term of this Agreement, a Purchase Order, acknowledgment form, or similar routine document (collectively, "Purchase Orders") may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that any provisions of such Purchase


















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Orders which purport to add to, vary, modify or are in conflict with the provisions of this Agreement shall be deemed deleted and shall have no force or effect on either party's rights or obligations under this Agreement or otherwise with respect to the Products sold during the Term.

     12.2 Issuance of Purchase orders. Ciba may issue Purchase orders to Manufacturer from time to time. Each Purchase Order shall contain a description of the Products ordered, a reference to the applicable specifications, the quantities and prices, the terms and place of delivery, and any special conditions. Each such Purchase Order shall be governed by and be deemed to include the provisions of this Agreement.

     12.3 Acceptance of Orders. Manufacturer's commencement of performance or acceptance of the Purchase Order by acknowledgment shall conclusively evidence Manufacturer's acceptance of the Purchase Order as written, except for its general terms and conditions, which are superceded by the terms of this Agreement. Ciba may revoke any Purchase Order prior to Ciba's receipt of Manufacturer's written acceptance or Manufacturer's commencement of performance. Manufacturer will be required to acknowledge all Purchase Orders by the end of the next business day after receipt of the order.

13. Packing and Shipping Instructions. Manufacturer shall (a) prepare for shipment and suitably pack all Products to prevent damage or deterioration,
(b) where applicable, attempt to secure lowest transportation rates, (c) comply with the appropriate carrier tariff for the mode of transportation specified by Ciba, and (d) comply with any special instructions stated in the applicable Purchase Order.

     Ciba shall pay no charges for standard preparation, packing, crating, or cartage, unless stated in the applicable Purchase Order. All shipments forwarded on one day, via one route, must be consolidated. Each container must be consecutively numbered and marked with the applicable Purchase Order and part number. Container and Purchase Order numbers must be indicated on the applicable bill of lading. Products sold FOB place of shipment must be forwarded collect. Ciba reserves the right to specify the carrier(s) used to ship the Products hereunder. Manufacturer will notify Ciba, attention:
Neville Lewis, by fax or E-Mail, of the following information prior to each shipment of Product: (i) Product type; Purchase Order Number; Batch Number; and Quantity (net weight). Manufacturer will also provide required certifications for such shipment, in such form as the parties may agree.

     The parties will mutually agree to the arrangements for the shipment of Products from Ciba's developmental work.





















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14.  Changes.  Ciba may, at any time, by written change order make changes within the general scope of an Order in any one or more of the following: (a drawing, designs, or specifications; (b) shipping or packing; or (c) place of inspection, delivery or acceptance; and (d) the amount of Ciba Supplied Material.

     Manufacturer shall immediately implement the Change Order. If any such change causes an increase or decrease in the cost of or the time required for the performance of any part of the work, whether changed or not changed by the change order, an equitable adjustment shall be made in the price of or the delivery schedule for those Products affected. Any claim by Manufacturer for adjustment under this article must be received by Ciba in writing within thirty (30) days from the date of receipt by Manufacturer of the written change order or engineering drawing requirement, whichever is later. Otherwise, any such claim shall be deemed waived. Nothing in this article shall excuse Manufacturer from proceeding with an Order as changed, including failure of the parties to agree on any adjustment to be made under this Article.

     If Manufacturer considers that the conduct of any of Ciba's employees has constituted a change hereunder, Manufacturer shall immediately notify Ciba in writing as to the nature of such conduct and its effect on Manufacturer's performance. Pending direction from Ciba, Manufacturer shall take no action to implement any such change.

15.  On-Site Review and Management Assistance.

     15.1 Review. At either party's request, the parties shall meet to review any outstanding issues. Nothing herein may be construed as a waiver of either party's rights to proceed against the other because of any issues raised during such review.

     15.2 Management Assistance. Without prejudice to Ciba's rights pursuant to the termination articles in this Agreement, if Ciba reasonably believes Manufacturer will not successfully complete any given Order, and if Manufacturer fails to remedy the situation to Ciba's reasonable satisfaction within thirty (30) days from written notice from Ciba to do so, Ciba may elect to intervene in the management of this Agreement to ensure successful completion of the Order. Such intervention may take the form of management assistance, loan of manpower, equipment, or any other reasonable means agreed to by the parties. Manufacturer shall reimburse to Ciba all reasonable costs incurred by Ciba in the course of said intervention. Rates for manpower shall be based upon the rates established in the Transitional Services Agreement.
If such intervention is subsequently determined to have been of no value, Manufacturer shall have no obligation to reimburse Ciba for its services. Manufacturer, however, remains fully responsible for performing in accordance with each Order.

















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16.  Reports.  Manufacturer will maintain and supply to Ciba the following monthly reports:

     (a)  Material and labor variance/work in progress reports (CST 271);

     (b)  Inventory reports (to be defined); and

     (c)  Gross margin reports for Ciba Products (SAL 410, SAL 420, SAL 430).


17. Dedication of Facility. Subject to the terms of this Agreement, Manufacturer shall give first priority to the production of Ciba's supply of Product, including the conduct of developmental production runs for Ciba at the Facility. Manufacturer will not sell, pledge, hypothecate, transfer any interest in or otherwise encumber any asset necessary to produce Product without the prior written permission from Ciba, except as otherwise specifically provided in the Asset Purchase Agreement.

18. Time is of the Essence. Time is of the essence in Manufacturer's performance of this Agreement and Purchase Orders. Deliveries shall be strictly in accordance with the quantities and schedule specified in the Purchase Orders, subject to the terms of this Agreement.

19. Delay. Manufacturer shall notify Ciba immediately of any circumstances that may cause a delay in delivery, state the estimated period of delay and the reasons therefor. At Ciba's request, Manufacturer shall make every effort to avoid or minimize the delay to the maximum extent possible, including the expenditure of premium time and shipping via air or other expedite routing to avoid or minimize delays to the maximum extent possible. Any additional cost caused by these requirements shall be borne by the party causing the delay to the extent of such culpability. Nothing herein may be construed to prejudice any of the rights or remedies provided to either party in this Agreement or by law.

20. Termination. Ciba may, by written notice of default and without prejudice to any other rights and remedies that Ciba may have at law or in equity, terminate this Agreement in the event:

     (a) of Manufacturer's insolvency, reorganization, debt arrangement, assignment for the benefit of creditors or any other granting of relief from creditors;

     (b) that any process is issued against a substantial part of Manufacturer's property;

     (c) (i) of the institution of dissolution, liquidation or bankruptcy proceedings by Manufacturer or (ii) of the institution of dissolution, liquidation or bankruptcy proceedings against Manufacturer and the failure of Manufacturer to obtain dismissal thereof within ninety (90) days after such institution.

     (d) in the event of any material breach of this Agreement by Manufacturer which remains uncured within ten (10) days after receipt of written notice from Ciba.

     If Ciba terminates this Agreement, it may acquire, under the terms and in the manner Ciba considers appropriate, Products similar to those terminated, and Manufacturer will be liable for any excess costs for those Products.

     If this Agreement is terminated for default, Ciba may require Manufacturer to transfer title and deliver to Ciba any completed Products and/or partially completed Products and materials that Manufacturer has specifically produced or acquired for the terminated portion of the Agreement. Ciba shall pay the agreed upon price for completed supplies delivered and accepted. Manufacturer shall take all reasonable necessary actions to protect and preserve Ciba property in its possession until such time as acceptance has been effected, but Manufacturer shall not be so obligated for longer than ninety (90) days following the effective date of termination.

21. Compliance with Laws and Regulations and Permits. Manufacturer has and will maintain during the Term all Permits for the manufacture, processing, packaging, sale and delivery of the Products. Manufacturer warrants that all Products furnished under this Agreement and its operations will be manufactured, processed, packaged, sold and delivered in accordance with all applicable Laws and Regulations and Permits. Manufacturer further warrants that it will dispose of wall Waste in compliance with all applicable Laws and Regulations. Ciba will provide Manufacturer with Material Safety Data Sheets and any revisions, additions or updates thereof, to assist Manufacturer in handling such Products safely and in compliance with the aforesaid Laws and Regulations. The affirmative action and non-discrimination requirements of 41 C.F.R. Section 60-1.4(a)(7) (issued pursuant to Executive Order 11246), 41 C.F.R. Section 60-250.4 (issued pursuant to the Vietnam Era Veterans Readjustment Assistance Act of 1974) and 41 C.F.R. Section 41.4 (issued pursuant to Section 503 of the Rehabilitation Act of 1973) are hereby incorporated by this reference.

22. Disposal of Waste. Manufacturer will dispose of Waste, or arrange for the Disposal of Waste, only at the facilities consent to in writing by Ciba, in advance of disposal, whose consent shall not be unreasonably withheld. Manufacturer will be solely responsible for the proper Disposal of Waste. UNDER NO CIRCUMSTANCES SHALL CIBA BE LIABLE FOR DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE, HANDLING, STORAGE OR DISPOSAL OF SUPPLIED MATERIALS, PRODUCT, WASTE OR ANY OTHER CHEMICALS, RAW

MATERIALS OR INPUTS BY ANY EMPLOYEE, AGENT, CONTRACTOR, SUBCONTRACTOR OR OTHER SERVANT OF MANUFACTURER OR ANY INVITEE OF MANUFACTURER.

If as a result of the change of any Laws or Regulations covering the Disposal of Wastes by Manufacturer, the cost of Disposal of Wastes shall increase by more than 75% over the costs in effect on the Closing Date, then in such case an equitable adjustment in the manufacturing fee shall be made by mutual agreement of the parties.

23. Insurance Requirements. During the term of this Agreement, Manufacturer shall obtain, and maintain, at is sole cost, the following insurance coverage set forth below with companies satisfactory to Ciba with full policy limits applying, but not less than, as stated: (a) Workers' Compensation Insurance as required by laws and regulations applicable to and covering employees of Manufacturer engaged in the performance of the manufacturing services under this Agreement. (b) Employers' Liability Insurance protecting Manufacturer against common law liability, in the absence of statutory liability, for employee injury arising out of the master-servant relationship with a limit of not less than Five Hundred Thousand Dollars ($500,000) per occurrence. (c) Commercial General Liability Insurance including products completed operations (excluding aviation products) with limits of liability of not less than: personal Injury - One Million Dollars ($1,000,000) each occurrence/aggregate; Property Damage - One Million Dollars ($1,000,000) each occurrence/aggregate.
(d) Automobile Liability Insurance including non-owned and hired vehicle coverage with limits of liability of not less than: Bodily Injury - Two Million Five Hundred Thousand Dollars ($2,500,000) each occurrence;
Property Damage - Two Million Five Hundred Dollars ($2,500,000) each occurrence and in the aggregate; (e) Excess Liability Insurance over Commercial General Liability and Comprehensive Automobile Liability coverages afforded by the primary policies described above, with the aggregate of at least Ten Million Dollars ($10,000,000). Aviation Products Liability Insurance - with limits of liability not less than Five Million ($5,000,000) each occurrence/aggregate will be maintained by Ciba and Manufacturer will be added as an additional insured on Ciba's corporate program at no cost to Manufacturer.

     Manufacturer shall promptly furnish Ciba with certificates of insurance or true copies of policies, showing the above coverages and providing for at least thirty (30) days' prior written notice to Ciba of cancellation or modification. Such certificates or policies shall be in a form and underwritten by a carrier and/or placed through a broker designated by or satisfactory to Ciba.

     A certificate naming Ciba as additional-insured and evidencing the Comprehensive General Liability and Excess Liability coverages shall be promptly delivered to Ciba. The policy or certificate of Commercial General Liability and Excess Liability coverages shall show that it is primary coverage and not concurrent or excess over other valid insurance which may be available to Ciba, and shall certify as to Contractor's Comprehensive General Liability Insurance (a) that restrictive clauses, such as the care, custody and control exclusion in the property damage section have been eliminated from the policy and no similar restrictive clauses included; and (b) that all liability assumed by Manufacturer under this Agreement is insured. Acceptance by Ciba of Manufacturer's Certificate of Insurance evidencing coverage provided by the Manufacturer will be deemed compliance by Manufacturer with the provisions of this paragraph.

     If so required by Ciba, Manufacturer shall alter the lines of Insurance and/or increase the limits thereof, from those set forth in this Section, and any such change shall be at the expense of Ciba, but only to the extent that such expense is applicable to this Agreement. In the event Manufacturer so desires, it may carry out or take additional lines of insurance or increased limits over those set forth in this Agreement, but in any such case at its own expense.

     Insurance coverage, or lack thereof, shall not be deemed to constitute a limitation on any liability of Manufacturer to Ciba under this Agreement, and Manufacturer shall remain liable for all such losses or expenses.

24. Indemnification. Manufacturer will indemnify, defend and hold Ciba, its officers, directors, agents, contractors and employees harmless against any and all claims, damages, losses, liabilities and related costs and expenses (including reasonable attorneys' fees and disbursements) arising directly or indirectly from: (a) Manufacturer's noncompliance with applicable Laws and Regulations and Permits; and (b) the conduct of Manufacturer's business at the Facility including but not limited to the manufacture, use, handling, storage, release, transportation or disposal of chemicals, raw materials, Ciba Supplied Materials, Product, Waste or any other substance by any employee, agent, independent contractor or subcontractor of Manufacturer or by any invitee of Manufacturer other than Ciba. Such duty of indemnification shall include, but not be limited to, any claim pursuant to any laws and Regulations and Permits now or hereinafter in effect relating to the regulation and protection of human health, safety, welfare, the environment or natural resources. The obligations set forth in this Section shall not be limited by any other term or condition in this Agreement.

25. Safe Storage. Manufacturer represents, warrants and agrees that the areas where the Supplied Materials, work in progress, and Products are physically placed or held are, and shall be, at all times during the term of this Agreement, safe, secure and protected from adverse conditions. Such areas shall be equipped with appropriate containment systems for the safe and secure storage of

Supplied Materials, work in progress, and Products. Manufacturer shall take all reasonable precautions necessary to prevent contamination of, and any tampering with, the Supplied Materials, work in progress and Products, and shall take all reasonable precautions necessary to prevent contamination by the Supplied Materials, work in progress or products of other goods stored with Supplied Materials, work in progress and Products.

26. Title and Risk of Loss. Title to Supplied Materials, work in progress and Product shall at all times be with Ciba. Risk of loss of Supplied Materials and Products shall also be with Ciba except when any of same are in Manufacturer's possession, on its premises or under its control, during which time risk of loss shall be with Manufacturer. Title to, and risk of loss of, Waste will at all times remain in Manufacturer. Manufacturer shall not sell, pledge, hypothecate or otherwise transfer to any third party any interest in the Supplied Materials or Product. Manufacturer shall fully cooperate with Ciba in taking such steps as Ciba may reasonably require in order to protect its interest in Supplied Materials or Product against the claims or competing interests of third parties, including any creditors of Manufacturer.

27.  Inspections and Auditing.  During the term of this Agreement and for two
(2) years thereafter: (a) Manufacturer shall make available to Ciba for its review, during normal business hours and upon reasonable prior notice, all records and reports relating to the manufacturing, processing, quality control, storage, packaging, transportation and disposal of Product, Waste and other materials used in the manufacture of Products, and Ciba shall have the right to copy these documents as required; (b) to send its representatives to audit, inspect and observe the manufacture, processing, packaging, storage, transportation and disposal of Products, Waste and other materials used in the manufacture of Product, and to conduct other types of audits reasonably required for its internal control or to ensure compliance with legal or other requirements relating to Ciba's or Manufacturer's activities under this Agreement; in each case at any time during normal business hours and with reasonable notice. Ciba's representatives shall have no responsibility for, or right of, supervision of Manufacturer's employees who are performing the manufacturing, processing, packaging, storage, transportation or disposal operations or for the operations themselves. Each party shall bear its own costs hereunder.

28. Independent Contractor. Nether party assumes, nor authorizes any representative or other person to assume for it, any obligation or liability other than such as is expressly set forth herein. Manufacturer shall be an independent contractor with respect o its obligations hereunder. Neither party nor their employees shall be deemed servants, joint venturers, employees or agents of the other.

29. Force Majeure. A party shall be excused from performance hereunder if its failure to perform arises from events beyond its reasonable control and occurring without its fault or negligence and which were not reasonably foreseen or foreseeable at the time of execution of this Agreement (each, an "Event of Force Majeure"). Possible examples of such Events of Force Majeure are war, fire, flood, strike, accident, riot, acts of governmental authority (whether or not valid) or acts of God. The party whose performance will be delayed by such events shall provide prompt notice to the other party and shall indicate the estimated duration of such Event of Force Majeure, and shall use all reasonable efforts to mitigate the effects of such Events of Force Majeure.

     If, by reason of any such Event of Force Majeure, Manufacturer is excused from performance then, to the extent Products are not delivered to Ciba, in the quantities or at the times required hereunder, Ciba may purchase the same or similar services from other sources without liability or obligation to Manufacturer. In the event Ciba purchases services from another source, then Ciba may to the full extent of such purchases, reduce its commitment for services, if any, hereunder. All quantities of Product purchased from such other sources by Ciba shall be considered Product purchased from Manufacturer for purposes of calculating discounts based on volume allowed under this Agreement, if any. During any period of shortage due to any of said Events of Force Majeure, Manufacturer shall allocate its supply of raw materials on a first priority basis to Ciba's production of Product. In addition, Ciba may, at its option, extend the term of this Agreement to permit partial or total delivery of Products not delivered, and not secured elsewhere, because of any such Event of Force Majeure. If such Event of Force Majeure continues for more than sixty (60) days, Ciba has the option, at any time thereafter during which the Event of Force Majeure is continuing, to terminate this Agreement without liability to Manufacturer, except to pay for Products already accepted.

30. Liquidated Damages. The parties agree that in the event the work is not completed on or before a grace period of two weeks after the delivery dates, damages will be sustained by Ciba, and that it is and will be impractical to determine the actual damage which Ciba will sustain in the event of and by reason of such delay. It is therefore agreed that Manufacturer will pay to Ciba the sum of one percent (1%) of the Total Value of the Shipment per day beyond the grace period, as liquidated damages and not as a penalty. It is further agreed that such amount per day is a reasonable estimate of such damages, that said amount per day is a reasonable relationship to the damage that would be sustained by Ciba, and Manufacturer agrees to pay such liquidated damages as herein provided. Manufacturer agrees that Ciba may deduct the amount to be paid for such liquidated damages from any money due or that may become due under this Agreement. The amount so deducted shall not be a limitation on the amount to be paid as liquidated damages.

     Manufacturer shall not be deemed in default of this Agreement and Manufacturer shall not be charged liquidated damages because of any delays in the completion of work due to an event of Force Majeure. Notwithstanding the foregoing, Manufacturer's liability to Ciba hereunder shall not exceed the Total Value of the Shipment. For purposes of this Section 30 Total Value of the Shipment means the sum of the payment for the particular Products in question by Ciba to Manufacturer, the cost to Ciba of the Supplied Materials, and any costs for freight.

31. Confidentiality. The parties acknowledge that in the course of performance of this Agreement, they may have access to or acquire information concerning Manufacturer or Ciba and their respective affiliates, as the case may be, that is confidential and proprietary. To the extent possible, information disclosed in tangible form shall be marked "PROPRIETARY" or "CONFIDENTIAL" but the failure to so mark such information shall not nullify the confidential nature of the information; and in the case of disclosures made orally or by visual inspection, such information shall be reduced to writing within a reasonable period of time after such disclosure and marked as stated above. The parties agree to hold such information in strict confidence, not to disclose such information to third parties and not to use such information for any purpose other than in connection with this Agreement.

32. Notices. Notices and other communications made with respect to this Agreement shall be given in writing and addressed to the parties at the addresses set forth below or such other addresses as may be designated in writing by either party to the other. Notices shall be delivered by hand, by facsimile, by first class mail or by a nationally recognized overnight courier service. Unless otherwise indicated herein, all notices shall become effective upon receipt, when delivered by hand or by facsimile; or three (3) days after deposit in the United States mail when sent by first class mail with proper postage prepaid; or on the next business day when sent by a nationally recognized overnight courier service, with proper postage prepaid. Notices shall be addressed to the attention the signatures or such other person as may be designated in writing by either party to the other.

     Ciba Composites                    Engelhard/ICC
     5115 East La Palma Avenue          441 North Fifth Street
     Anaheim, CA  92807                 Philadelphia, PA  19123
     Attention:  Vice President         Fax No.: 215-592-8299
     General Manager, Composites
     Fax No.: 714-779-5810

33. Subcontracting. Manufacturer may not procure any Product, as defined in the applicable Purchase Order, from a third party in a completed or a substantially completed form without Ciba's prior written consent.

34. Assignment. This Agreement shall not be assigned or transferred by Manufacturer (whether in connection with a sale of stock; sale, transfer or lease of all or substantially all of the assets of a Manufacturer; merger; or otherwise by operation of law) without the prior written consent of Ciba.
This Agreement shall bind the permitted successors and assigns of the parties hereto. Any assignment or transfer of this Agreement by Manufacturer in violation of this provision shall be void and ineffective for all purposes and shall be a material breach of this Agreement.

35. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws.

36. Waivers; Modifications. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party making the waiver. Modifications hereof or additions thereto are not effective unless in a writing which specifies that it is a modification to this Agreement and is signed by duly authorized representatives of the parties.

37. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court having competent jurisdiction, such court shall have the power to modify such provision so that it will be valid and enforceable, and in any such case the balance of this Agreement will be in full force and effect.

38. Headings. The Section titles in this Agreement are for convenience only and shall not define or limit any of the provisions of this Agreement.

39. Survival. The obligations set forth in Sections 24, 27, 31 and 43 and this Section 39 shall survive any termination or expiration of this Agreement.


40. Entire Agreement. This Agreement, and any exhibits, schedules, addenda and attachments hereto comprise the entire agreement between the parties with respect to the manufacturing and supply of the Products and merge and supersede all prior and contemporaneous agreements or understandings, oral or written, with respect thereto.

41. Disputes. Any dispute arising under this agreement that is not settled by agreement of the parties may be resolved by appropriate legal proceedings. Pending any decision, appeal, or Judgment, or settlement of any dispute arising under, out of, or in connection with this Agreement, both parties shall proceed diligently with the performance of this Agreement and Orders.

42. Mitigation and Cap. Both parties shall take all reasonable actions to mitigate their respective damages under this Agreement. Notwithstanding anything herein to the contrary, in no event shall the aggregate of all liabilities of either party to the other arising out of this Agreement exceed ($1,000,000) one million dollars.

43.  Non Competition.

     (a) Manufacturer agrees that for a period of ten (10) years after the Closing Date it will not, directly or indirectly, engage, undertake or participate in (as a principal, agent, partner, stockholder, consultant, representative or otherwise) worldwide in the business of developing, making, manufacturing, selling, marketing, distributing, delivering, commercializing or otherwise disposing of, whether for profit or non-profit, honeycomb core outside of the Field, as Field is defined in the Asset Purchase Agreement, provided, however, that nothing herein contained shall prohibit (i) the ownership by Manufacturer of not more than five percent (5%) of the stock of any corporation whose stock is listed on a national securities exchange or traded on NASDAQ; or (ii) the ownership by any employee benefit plan or fund of Manufacturer of any amount of the stock of any corporation whose stock is listed on a national securities exchange or traded on NASDAQ.

     (b) Remedy. Manufacturer and Ciba each acknowledge and agree that it will be impossible to measure in money the damages to Ciba if Manufacturer fails to comply with any of the provisions of this paragraph 43 and agrees that in any such event Ciba will not have an adequate remedy at law.
Moreover, Manufacturer and Ciba each affirms and recognizes that the rights of Ciba under the aforesaid instances is special, unique and of any extraordinary character, it is therefore agreed that: (i) Ciba in addition to any other rights and remedies which it may have, shall be entitled to injunctive relief to enforce any of the aforesaid restrictions and obligations herein imposed upon the Manufacturer and that in the event that any action or actions shall be brought in equity to enforce any such restrictions and obligations, the Manufacturer will Not urge the defense that there is an adequate remedy at law: (ii) The period of time set forth in this paragraph shall be tolled for any periods during which Manufacturer is in breach of any of its obligations thereunder.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.


Ciba-Geigy Corporation,
Composites Division


By:  /s/ JAMES A. KOSHAK           Title:  V.P./Gen Mgr.
   -------------------------------        ----------------------


Engelhard/ICC
By:  ICC DESICCANT TECHNOLOGIES, INC.


     By: /s/ IRWIN L. GROSS        Title:    CEO
        -----------------------           ----------------------